[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.28

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is entered into as of the last date of authorized signature contained herein (the “Effective Date”) by and between CYMABAY THERAPEUTICS, INC., with its principal place of business at 7999 Gateway Blvd., Ste. 130, Newark, CA 94560 (“CymaBay”) and INC RESEARCH, LLC, with its principal place of business at 3201 Beechleaf Court, Suite 600, Raleigh, NC 27604 (“INC RESEARCH”). INC Research, together with its Affiliates, are referred to herein as “CRO”. “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with a party, with the word “control” for purposes of this definition (including, with correlative meaning, the terms “controlled by” or “under common control with”) meaning the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

WHEREAS, CymaBay is a biopharmaceutical company engaged in the development of pharmaceutical products; and

WHEREAS, CRO is a contract research organization engaged in the business of managing clinical research programs and providing clinical development services; and

WHEREAS, CymaBay may wish to retain the services of CRO from time to time to perform clinical development services in connection with certain clinical research program(s) of CymaBay’s proprietary products (each, a “Project”), in which case the terms and conditions for each such Project will be set forth in a Work Order to be attached to this Agreement and incorporated herein by reference (each, a “Work Order”); and

WHEREAS, CRO is willing to provide such services to CymaBay in accordance with the terms and conditions of this Agreement and the attached Work Orders.

NOW THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Services.

1.1 Services to be Provided by CRO. CRO hereby agrees to provide to CymaBay the services identified and described in the Services section of each Work Order entered into by the parties in accordance with Section 1.2 (the “Services”). CRO will perform the Services for each Project set forth in the applicable Work Order in compliance with (a) this Agreement and the applicable Work Order, (b) CRO’s standard operating procedures provided to CymaBay (unless otherwise specified in the Work Order), and (c) CymaBay’s instructions. To the extent applicable to the activities of a party hereunder, each such party shall comply with (i) all applicable laws and regulations including, without limitation, the Food, Drug and Cosmetic Act, as amended, Good Clinical Practices promulgated by the United States Food and Drug Administration (“FDA”) and all other applicable FDA regulations, (ii) International Conference on Harmonisation Harmonised Tripartite Guideline for Good Clinical Practice (“ICH- GCP”), (iii) all applicable data protection and privacy laws including, without limitation, the Health Insurance Portability and Accountability Act of 1996 and regulations, laws and guidelines related thereto

(collectively “HIPAA”) and the Health Information Technology for Economic and Clinical Health Act, and (iv) the protocol for the Project (“Protocol”), which will be made a part of the Work Order. In addition, CRO will perform all Services, and maintain all of its computer systems, controls and attendant documentation in compliance with the requirements of 21 CFR Part 11. CRO will perform the Services in a professional, diligent, and timely manner as a contract research organization in accordance with 21 C.F.R. § 312.52. Nevertheless, in further accordance with the transfer of obligations and/or responsibilities from CymaBay to CRO pursuant to 21 C.F.R. § 312.52 or other applicable laws or regulations, any regulatory responsibilities not specifically transferred to CRO under a Work Order will remain the responsibility of CymaBay. Under no circumstance shall CRO be required to accept responsibilities and conduct itself contrary to good clinical practices and applicable laws and regulations. CRO will take commercially reasonable measures to ensure that all of its personnel who perform Services under this Agreement are appropriately trained and qualified to perform the Services.

1.2 Work Orders. This Agreement allows the parties to contract Services for multiple Projects through the issuance of different Work Orders without having to renegotiate the basic terms and conditions contained in this Agreement. The parties agree that this Agreement does not impose any obligations on either party to enter into any Work Order. The specific details of each Work Order will be separately negotiated and specified in writing in a form acceptable to the parties. Each Work Order will include, as appropriate: (a) the scope of Services to be performed by CRO; (b) the projected date of commencement of the Services; (c) the timeline, Budget and Payment Schedule (each as defined in Section 2.1 below) for the Services; (d) the deliverables to be provided by CRO; (e) the materials and documentation to be provided by each party; and (f) the regulatory obligations of CymaBay that are transferred to CRO with respect to the Project, as required by 21 C.P.R. § 312.52, ICH-GCP, and/or any other applicable laws and regulations. A Work Order must be executed by both parties before CRO commences work under the Work Order, unless the parties otherwise agree in writing. Each executed Work Order will be attached to and deemed an integral part of this Agreement. The Work Order, this Agreement, and any relevant Change Order will constitute the entire agreement for the applicable Project. To the extent any terms set forth in a Work Order conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless otherwise expressly set forth in the Work Order. The parties agree that no general terms and conditions in whatever form, including but not limited to standard terms that may appear on any quotations, orders, invoices, or other such documents, used by either party in the course of this Agreement or any Work Order will have any legal effect upon the parties, unless otherwise stated in such writing, which must be signed by duly authorized representatives of each party.

1.3 Changes in Scope. Modifications and amendments to each Work Order are subject to a written agreement between the parties (a “Change Order”). If CymaBay requests any changes to the scope of the Services for a particular Project from those set forth in the applicable Work Order, or in the event there are changes to the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for the clinical study that is the subject of the Project (“Study”) or suspension of the Study by CymaBay), it will notify CRO in writing of such changes, including without limitation, any changes resulting from amendments to the applicable Protocol. Within ten (10) days of its receipt of such request, CRO will prepare and submit to CymaBay a written Change Notification Form (“CNF”) indicating the changes to the Project, the amount of the increase or decrease in the Budget and/or any changes in the timeline for the Project resulting from such changes. In determining any changes to the Budget resulting from a modification to the scope of Services, CRO shall use the existing rates in the Budget for Services of the same nature to be performed by CRO in the same country. A Change Order shall be completed once the aggregate amount of the changes to a Project reach the following threshold amount (which is based on the original Budget for the applicable Work Order): $100,000 threshold if the original Budget for the Work Order is less than $3,000,000; or $300,000 threshold if the original Budget for the Work Order is over $3,000,000. If the aggregate amount of the changes to a Project do not reach the threshold amount for longer than 180 days since the date on which

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the first CNF was initiated, then a Change Order shall be issued once the time threshold is reached. If the aggregate amount of changes to a Project do not reach the monetary or time thresholds prior to the end of the Project, then a Change Order documenting the changes set forth in the CNF(s) shall be issued and signed by CymaBay prior to release of the final Project deliverable. Once a Change Order is fully executed by all parties, such Change Order will constitute an amendment to the applicable Work Order and the Services will thereafter constitute those Services set forth in the Work Order as amended by the Change Order. It is understood that CRO is under no obligation to perform any out of scope work until a CNF or Change Order is authorized and/or signed, as applicable in accordance with the terms of this Agreement. CRO will not be reimbursed for Pass-Through Costs (as defined in Section 2.1) or compensated for work performed outside the scope of the applicable Work Order unless such Services and the costs for such Services are reflected in a Change Order signed by both parties or are provided for in a CNF described in this Section and approved by CymaBay prior to CRO commencing such additional work or incurring such expenses. The parties will use diligent efforts to have the Change Order signed by both parties or to have a written CNF approved by their respective authorized representatives prior to CRO commencing such additional work or incurring such expenses, although the parties recognize that there may be circumstances where this is not possible. Notwithstanding the above, an exception will apply if a change to the scope of Services for a Project reasonably involves the safety of a human subject or the integrity of the Study data, in which case CRO should quickly act on the requested change, and when practicable, give notice promptly to CymaBay by telephone or electronic communication that such scope change occurred. Notwithstanding anything herein to the contrary, to the extent that any changes to the scope of Services requested by CymaBay consist of a reduction in the Services to be performed for a particular Project, CRO will promptly cease performing such Services at CymaBay’s request and the parties wil1 negotiate in good faith a reduction to the budget and a change notification or Change Order, as appropriate, reflecting such change as soon as practicable.

1.4 Investigator Agreements. In the event that a Work Order specifies that CRO is responsible for negotiating institutional clinical study agreement terms, grants and/or other Study-related agreements on behalf of CymaBay and at CymaBay’s direction, CRO shall not be a party to any such agreement unless CymaBay and CRO otherwise agree in a separate writing. In such instances, CymaBay will have the right to review, modify, and approve the clinical trial agreement or other Study-related agreements (each, a “CTA”) before CRO enters into any such agreement on CymaBay’s behalf. CRO will incorporate all changes to the CTA reasonably requested by CymaBay to protect its interest in the Project. CymaBay shall be obligated to provide timely feedback in connection with any such negotiations, and CRO shall not be responsible for any undue delays caused by CymaBay’s failure to provide approvals and timely responses. CRO agrees that CymaBay is to be named as a third party beneficiary in all such CTAs. If an investigator or investigative site insists upon any changes to any provisions in the form CTA approved by CymaBay that are outside any guidelines provided by CymaBay, then CRO will submit the proposed changes to CymaBay for CymaBay’s review, comment, and/or approval. CRO will be obligated to make payments on behalf of CymaBay to investigators or investigator sites pursuant to the terms of the applicable CTA; provided, however, that CymaBay may require CRO to withhold payment to certain investigators or investigator sites to the extent that CymaBay has reasonable questions about the services being performed by such investigators or investigative sites. Investigator grant fees and other approved institutional fees set forth in an executed CTA, including payments for screening failures and non-complete subjects, will be billed to CymaBay. Said fees shall be paid in advance of CRO’s expectation to pay the investigator and/or investigator site in accordance with the terms of the applicable CTA, and CymaBay shall be responsible for any adverse action taken by an investigative site and/or investigator as a result of a failure by CRO to pay grant amounts and other costs due and payable under a CTA in a timely manner due to CymaBay’s failure to provide the required funding to CRO in advance in accordance with the provisions of the applicable Work Order. CRO shall have no liability for any failure to make timely payments to investigative sites or investigators in accordance with the terms of the applicable CTAs if the required funding is not provided to CRO in

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

advance by CymaBay, and each CTA shall contain a statement to that effect. At CymaBay’s request and expense, CRO will provide reasonable assistance to CymaBay to seek reimbursement of unearned fees paid to an investigator or investigative site pursuant to a CTA, however it is understood between the parties that CRO will not engage in litigation to pursue said unearned fees.

1.5 CRO Information. CRO agrees that CymaBay may store information and data about CRO and its personnel performing any of the Services relating to Services performed hereunder, and that CymaBay may disclose such information and data to Affiliates of CymaBay, governmental regulatory authorities who require such information or observe it in the course of an audit related to the Services or the Project, and CymaBay’s potential and actual corporate partners, licensors, sublicensees, acquirers and investors who are bound to hold such information confidential by an obligation of confidentiality to CymaBay, provided that none of the aforementioned parties are Competitors of CRO. A “Competitor of CRO” is an entity that provides a full complement of contract research organization services (e.g., site selection, feasibility, site management, site monitoring, safety, and regulatory services) to third party customers in connection with such customers’ clinical development programs, and derives a substantial portion of its revenues from providing such services to third party customers.

1.6 Disclosures to Certain Committees. With respect to any committee of which CRO or any of CRO’s affiliates, employees, agents or representatives that perform Services is a member and that sets drug formularies, and/or develops clinical practice guidelines (“Committee”), CRO and its affiliates, employees, agents or representatives, as applicable, promptly will inform such Committee of the existence of this Agreement and the nature of the Services provided under this Agreement. Such disclosures will be made on a confidential basis. Furthermore, CRO will follow the procedures set forth by the Committee to avoid any appearance of impropriety that may result from its performance of the Services, which procedures may include recusing itself from decisions relating to the subject matter of Services provided under this Agreement. CRO will inform its affiliates, employees, agents and representatives that perform Services of the requirements of this paragraph, and will require that they comply with these requirements, including following the procedures set forth by any Committee of which they are a member to avoid any appearance of impropriety resulting from their performance of the Services. The obligations of this paragraph will remain in effect for the term of this Agreement, and for two (2) years thereafter.

2.	Compensation and Payment.

2.1 Charges for Services. CymaBay will pay CRO for all Services performed under this Agreement and a particular Work Order in accordance with the budget and payment schedule for such Services set forth in such Work Order (the “Budget” and “Payment Schedule”, respectively). Unless otherwise specified in a Work Order, the Budget for each Project will specify the labor fees payable for the performance of the Services (the “Direct Fees”), and the Payment Schedule will specify whether payments for Direct Fees will become due upon achievement of milestones or otherwise. In addition, the Budget for each Project will include an itemized breakdown of the estimated out-of-pocket expenses that will be incurred by CRO in connection with the performance of Services for such Project including, without limitation, investigator grants and fees, travel expenses, shipping and postage costs, copying and printing fees, copyright fees, third party drug storage and distribution fees, required Investigational Review Board or similar board or committee fees, and other pass-through expenses reasonably expected to be incurred in connection with performing the Services and in compliance with CRO’s travel policy provided to CymaBay prior to the Effective Date, provided that such travel policy provides for coach, rather than business or first-class air travel (collectively, the “Pass-Through Costs”). CymaBay will reimburse CRO for all Pass-Through Costs incurred in accordance with the Budget, provided that such Pass-Through Costs are supported by appropriate and sufficient documentation of such expenses provided to CymaBay, and further provided that the Pass-Through Costs do not exceed the corresponding estimates

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

for such Pass-Through Costs contained in the Budget unless CRO first obtains CymaBay’s written approval. CRO shall maintain all reliable, audit worthy pass through documentation for CymaBay review in accordance with their rights under Section 2.7 of this Agreement. If and to the extent provided for in a Work Order for a Project, CymaBay shall advance to CRO amounts for Pass-Through Costs that will be incurred by CRO and paid by CRO to CymaBay-approved third parties in connection with CRO’s performance of Services. CRO agrees to use reasonable efforts to control and limit Pass-Through Costs associated with Services. Within [*] days after the completion of the Services under a Work Order, CRO will provide to CymaBay a final invoice containing written, detailed accounting and reconciliation of Direct Fees, Pass-Through Costs, advance payments (if any), and other payments made by CymaBay under the Work Order and a payment for any amounts that are to be refunded to CymaBay. Any underpayment by Cymaby shall be paid to CRO within [*] days after receipt by CymaBay of such final invoice.

2.2 Rejected Work. CymaBay will have the right to reject, and will have no obligation to pay for, work or deliverables that, in CymaBay’s reasonable, good faith judgment, do not meet the quality criteria required to meet regulatory or Project requirements, or are incomplete or contain errors (such work, “Rejected Work”) which are directly attributable to CROs act(s) or omission(s). CymaBay will notify CRO in writing of all Rejected Work and the reasons why CymaBay is rejecting such work. CRO’s costs in bringing Rejected Work up to those standards will not be charged to CymaBay. However, following the correction of any such Rejected Work, CymaBay will be obligated to fulfil its payment obligations under the terms of this Agreement and any associated Work Order.

2.3 Monthly Reports and Invoices. Except as otherwise expressly provided in a Work Order, CRO will submit to CymaBay on a monthly basis for each Project, based on the Payment Schedule, a detailed summary report and invoice describing the Services performed on such Project during the prior month, the Direct Fees for such Services, all Pass-Through Costs paid by CRO during the prior month, and any related pre-approved expenses incurred by CRO during the prior month (such report, the “Monthly Report”). Each such report and invoice provided by CRO will include details as agreed upon by the parties. CymaBay shall render all payments due and payable to CRO within [*] days after CymaBay’s receipt of each due and undisputed invoice. All invoices shall be deemed received by CymaBay (1) three (3) days after the date postmarked if sent by mail; (2) on the date sent if they are sent electronically; or (3) one (l) day after the date sent if delivered by overnight delivery service. In the event that any non-disputed amount remains unpaid for [*] days following the payment due date, CRO shall have the right, [*]. Prior to [*], CRO shall [*] and the parties shall [*].

CymaBay may pay invoices by check or wire transfer. All checks will be made payable as specified in the Work Order and/or the applicable invoice. The currency to be used to invoice and for payment will be United States Dollars (“USD”) unless otherwise provided in the Work Order.

For clarity, unless otherwise approved by CymaBay in writing (including e-mail approval), CymaBay will not be obligated to make any payments for Services that are in excess of the amounts for such Services set forth in the Budget and Payment Schedule of the applicable Work Orders. Pass- Through Costs that are not invoiced within [*] days from the date such Pass- Through Costs are incurred by CRO will not be paid by CymaBay.

2.4 Disputed Invoices. CymaBay will notify CRO within [*] days of its receipt of an invoice submitted under Section 2.3 if it disputes such invoice or any portion thereof and the reason for the dispute. If any portion of an invoice is undisputed, then CymaBay shall pay the undisputed amounts according to the payment terms. CymaBay and CRO shall work collaboratively using good faith efforts to resolve the disputed figures. While the parties work to resolve good-faith disputes under this Section, neither party will be deemed to be in breach of the Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.5 Exchange Rate. The parties acknowledge and agree that all amounts set forth in each Work Order will be in USD. In determining the amount of USD payable by CymaBay under a Work Order for Pass-Through Costs incurred by CRO in a currency other than USD, CRO will use a rate of exchange equal to the exchange rate in effect at the spot rate on the date specified on the CRO invoice delivered to CymaBay, which date will be between the tenth and twelfth day of each month, as quoted on www.oanda.com. In the event that the Direct Fees contained in the Budget for a Work Order are incurred in a currency other than USD, then CRO and CymaBay will define the mechanism for currency exchange adjustment in the Work Order.

2.6 Taxes. All taxes and any penalties thereon imposed on any payment made by CymaBay to CRO will be the responsibility of CRO. The parties acknowledge and agree that all Budget amounts in the applicable Work Orders are exclusive of Value Added Tax (“VAT”) and that, if applicable, VAT will be added to such amounts. In such instance, CRO will give or cause to be given to CymaBay such assistance as may reasonably be necessary to enable CymaBay to claim exemption therefrom or credit therefor, and in each case will furnish CymaBay with proper evidence of the taxes paid on its behalf. In addition, if CRO performs Services for a particular Project and a goods and services tax such as VAT in European countries or similar taxes in other countries are levied on Pass-Through Costs made by CRO on CymaBay’s behalf, CRO will initially pay such taxes on behalf of CymaBay, including, but not limited to VAT, Stamp Tax, and/or General Sales Tax, as a result of this Agreement with the exception of taxes based on CRO’s income, and will use diligent efforts to recover all amounts paid for such taxes from the applicable authorities. CRO will only invoice CymaBay for VAT and other similar goods and services taxes that CRO has paid on CymaBay’s behalf and for which CRO, despite using diligent efforts, is unable to receive reimbursement from the applicable taxing authorities. For clarity, all amounts paid by CRO for such taxes that are subsequently recovered by CRO will, at CymaBay’s option, be refunded to CymaBay or credited against charges for Services performed or Pass-Through Costs incurred by CRO under a Work Order until such amounts have been fully credited.

2.7 Audit. CRO will keep complete, true, and accurate books of account and records in connection with the Services in sufficient detail to permit accurate determination of all figures necessary for CymaBay to verify the amounts that CymaBay has paid CRO for the performance of such Services and pass-through expenses incurred for a Project. CymaBay and/or an independent accounting firm appointed by CymaBay will have the option to audit the expense documentation with respect to a particular Work Order upon a minimum of [*] days advance notice during normal business hours for a period of [*] following the expiration or termination of the Work Order in order to determine the accuracy of the invoices provided to CymaBay by CRO. CRO will provide reasonable assistance, including making available members of its staff, to facilitate such inspections and audits. Audits conducted under this Section 2.7 will be at the expense of CymaBay, unless the amount determined to be overpaid by CymaBay exceeds [*] of the amount actually due, whereupon CRO will bear the fees and expenses reasonably incurred by CymaBay in connection with performing such audit, with such fees and expenses not to exceed greater than $[*]. If an audit reveals that CymaBay has overpaid, CRO will reimburse CymaBay for the overpaid amount within [*] days after the conclusion of the audit.

If, during the course of conducting the Services, CRO becomes aware of information which indicates possible fraud/misconduct at an investigator site, and after a reasonable investigation determines that the possibility of fraud/misconduct is real, CRO will promptly inform CymaBay of its findings and present an action plan for CymaBay’s approval. It will be CymaBay’s responsibility to conduct a full investigation outside of the action plan. If fraud/misconduct is confirmed, then it will be the responsibility of CymaBay to notify the FDA or any other Regulatory Authority as required by applicable laws or regulations. After completion of its investigation, CymaBay will provide evidence to CRO either (i) that fraud was not committed or, (ii) if fraud was committed, that confirms the proper reporting of the fraud to the FDA as required by applicable laws or regulations. If CymaBay does not investigate the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

possible fraud within a reasonable time, or if fraud is confirmed by investigation and CymaBay does not fulfill its regulatory obligations to report the fraud within a reasonable time, then CRO may report its suspicions of possible fraud to the appropriate regulatory or governmental agency and notify CymaBay of this action in writing.

2.8 Compensation. The parties agree that the amount of compensation payable to CRO for the performance of Services reflects the fair market value of the Services being performed. CRO acknowledges and confirms that it has been selected to participate in the Services because of its experience in the relevant subject matter and not, in any way, as an inducement to, or in return for prescribing, purchasing, using, recommending preferential formulary status, or dispensing any product of CymaBay or any of its Affiliates. The parties agree that the payments provided under this Agreement are consistent with arm’s length transactions, and are not in exchange for any agreement by CRO to prescribe, use or recommend the prescription or use of any product of CymaBay or any of its Affiliates.

3.	Term and Termination.

3.1 Term. The term of this Agreement will commence on the Effective Date and will continue and shall continue for a period of five (5) years, or until terminated as provided in this Section 3. Each Work Order will be effective upon the date signed by the last signatory thereto and will expire upon the completion of Services to be provided thereunder, unless earlier terminated in accordance with this Section 3. However, this Agreement shall remain in effect with respect to any Work Order in existence as of the date of expiration of this Agreement, which Work Order shall still be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with the terms herein, or as otherwise mutually agreed in writing by the parties.

3.2 Termination Other Than for Material Breach.

(a) By CymaBay At Will. CymaBay may terminate this Agreement or any individual Work Order for any reason upon [*] days’ prior written notice to CRO. Upon receipt of notice of termination, CRO shall use reasonable efforts to avoid incurring additional costs and expenses on the Project during the close-out or winding down period.

(b) By CymaBay for Safety Reasons. CymaBay may terminate a Work Order effective immediately upon written notice if there is, in CymaBay’s reasonable opinion, scientific evidence that subject safety is at risk should the Study that is the subject of the Work Order continue.

3.3 Termination for Material Breach. Either party may terminate this Agreement or a Work Order if the other party materially breaches the terms of this Agreement or of such Work Order and such breaching party fails to cure the breach within [*] after receipt of written notice from the non- breaching party specifying the nature of such breach, material breach being defined as a failure to substantially comply with any material provision of this Agreement or any Work Order.

3.4 Effect of Termination. The termination of this Agreement by either party will automatically terminate all Work Orders, unless otherwise agreed in writing. Upon the receipt or provision of a notice of termination of this Agreement or a Work Order, CRO will not undertake further work, incur additional expenses, or enter into further commitments with regard to this Agreement or the applicable Work Order except as may be otherwise requested by CymaBay, or is otherwise required. CRO will cooperate with CymaBay to provide for an orderly wind-down and/or transition of the Services provided by CRO under a Work Order that has been terminated hereunder, and the parties will agree upon any associated costs for such wind-down or transition activities prior to the performance by CRO of any additional tasks not otherwise addressed in a Work Order. Agreed upon costs associated with any winding down period will be invoiced to CymaBay and will be paid by CymaBay within [*] days after

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

CymaBay’s receipt of each due and undisputed invoice. Upon termination of (a) any Work Orders or this Agreement pursuant to Section 3.2, or (b) this Agreement or any Work Orders pursuant to Section 3.3, CymaBay will pay CRO for any additional amounts owed, but not yet paid, for Direct Fees for properly performed Services that are not the subject of a material breach and Pass-Through Costs incurred up through the termination date as calculated in accordance with the provisions of this Agreement and the Budget in the applicable Work Orders; provided, however, that CRO has used commercially reasonable efforts to cancel or otherwise limit such Services and Pass-Through Costs as of the date on which it receives or provides notice of termination, as applicable. In addition, CymaBay will reimburse CRO for all reasonable, future non-cancelable obligations to third parties for Pass-Through Costs to be incurred in accordance with the Budget for the applicable Work Orders (where such obligations were created as a result of a Project being authorized by the CymaBay or otherwise required); provided, however, that CRO has used commercially reasonable efforts to cancel or otherwise limit such third party obligations. Within [*] days after the date of termination of a Work Order or this Agreement, CRO will submit to CymaBay a final invoice and an itemized accounting of Services performed for the applicable Project, the Pass-Through Costs incurred as calculated in accordance with the provisions of this Agreement and the Budget in the applicable Work Order, the amount of any non-cancellable obligations to third parties for Pass-Through Costs that were to be incurred by CRO in accordance with the Budget for such terminated Work Order, and the amount of payments received from CymaBay in order to determine the amount of the balance owed by, or the overpayment to be refunded to, CymaBay. Any balance owed by CymaBay will be paid within [*] days of receipt of such an itemized accounting and final invoice. Any amounts to be refunded to CymaBay will be refunded to CymaBay at the time that CRO provides to CymaBay the itemized accounting and invoice, which will be no later than [*] days after the date of termination of a Work Order or this Agreement.

At CymaBay’s request and expense, if CRO’s Services provided under this Agreement are terminated by either party for any reason, CRO shall provide CymaBay with applicable requested information and documentation developed by CRO during the course of a Study, including data, data analysis, and other relative materials furnished to CRO by CymaBay within a reasonable time following the effective date of termination, and CRO may retain one copy of such information and documentation for its records, provided that such copy is treated as Confidential Information of CymaBay. CRO shall, at CymaBay’s expense, also coordinate the return of Study drug and drug supplies to CymaBay if specified in the relevant Work Order.

3.5 Materials Storage After Termination or Expiration. CRO shall not be required to maintain and/or store any materials after the termination, expiration, or Completion of a Work Order (other than Records, which are addressed in Section 10.2). “Completion of a Work Order” shall be defined as acceptance of the final Case Study Report and Trial Master File for the related Work Order, or any other such applicable deliverable as mutually agreed between Parties. In no event shall CRO dispose of any materials or data or other information obtained or generated by CRO hereunder without first giving CymaBay [*] days prior written notice of its intent to dispose of same and, at CymaBay’s request and expense, CRO shall transfer such materials, data or other information to CymaBay rather than destroy them.

3.6 Interruption or Delay. In the event that any Study is placed on hold for a period of [*] days or more, CymaBay shall have the right to retain, at its expense, some or all of the Key Personnel (as defined in Section 4) for the Project as specified in the applicable Work Order, on a full- time equivalent basis for the percentage of time that such Key Personnel are dedicated to the Project (e.g., if Key Personnel are allocated to spend 25% of their time on the Project, the cost to CymaBay of retaining such Key Personnel for the Project will be equivalent to 25% of such Key Personnel’s time) for the duration of the on-hold period, provided that if any portion of such suspension is attributable to CRO, such Key Personnel shall be retained at CRO’s expense for the portion of such on-hold period that is attributable to CRO. If CymaBay does not wish to retain any Key Personnel for the duration of the on- hold period, CRO shall have the right to reallocate any and all of such staff after a [*] day calendar period.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

In the event that a Study is interrupted or delayed for any other reasons beyond CRO’s control and the payment schedule for the Services performed for such Study under the applicable Work Order is milestone based, to the extent that such milestone(s) are affected, CRO shall be entitled to receive proportional payments in connection with adjusted milestones.

For the sake of clarity, CRO shall not be responsible for errors, omissions and/or delays during the conduct of any Study, to the extent such delays are caused by or result from (1) CymaBay, (2) any third party other than a CRO Selected Subcontractor (as defined in Section 11.8 below), (3) Force Majeure or (4) any other causes outside the direct control of CRO. The financial burden of any additional costs associated with such delays will be negotiated in good faith and mutually agreed between the parties.

3.7 Provisions Surviving Termination. The obligations of the parties contained in Sections 1.6, 1.7, 2, 3.4, 3.5, 3.7, 5, 6, 8, 9, 10.2, 10.3, 10.4, 11.2, 11.4, 11.5, 11.6, 11.7, 11.9, 11.12, and 11.4 hereof will survive termination of this Agreement.

4.	Personnel.

The Services with respect to each Project will be performed by CRO under the direction of the person identified as the Project Manager in the applicable Work Orders. In addition, the Work Orders may identify other key personnel performing Services on behalf of CRO with respect to a Project (“Key Personnel”). CRO may, from time to time, designate a replacement Project Manager or other replacements for Key Personnel for a Project, provided that CRO obtains CymaBay’s prior written consent for such replacement Project Manager or Key Personnel, which consent will not be unreasonably withheld. CRO agrees to use good faith efforts to avoid replacing Project Managers or other Key Personnel on a Project.

5.	Confidentiality.

5.1 Confidential Information. Subject to the limitations set forth in Section 5.3, all data, information, and materials in whatever form maintained, including, without limitation, oral, written, electronic, or other form, that (a) are provided by or on behalf of CymaBay to CRO relating to a Project or a potential Project, (b) are developed, generated, or obtained by or on behalf of CRO as a result of performing Services under this Agreement, including, without limitation, Inventions (as defined in Section 6.2), or (c) were previously disclosed to CRO by or on behalf of CymaBay and constitute Sponsor Confidential Information (as such term is defined in the Letter Agreement entered into by and between CRO and CymaBay effective January 2, 2014 (the “Letter Agreement”)) pursuant to the Letter Agreement will, in each case, be deemed to be “CymaBay Confidential Information”. Subject to the limitations set forth in Section 5.3, (i) CRO’s proposals, pricing, or quotations (except to the extent that any of the foregoing incorporate CymaBay Confidential Information), standard operating procedures, personnel information, manuals (except to the extent incorporating CymaBay Confidential Information), internal audit training and policies, financial data, technical expertise, business practices/processes and software disclosed to CymaBay by CRO, (ii) all other information disclosed to CymaBay by CRO that is or has been previously independently developed by CRO and is identified as confidential at the time of disclosure or that would be considered confidential by a reasonable person or industry standards, or (iii) all information that was disclosed to CymaBay by or on behalf of CRO and constitutes INC Research Confidential Information (as such term is defined in the Letter Agreement), will be deemed to be “CRO Confidential Information”. CymaBay Confidential Information and CRO Confidential Information may

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

be referred to herein individually and collectively as “Confidential Information”. For purposes of this Agreement, each party is the “Disclosing Party” with respect to its own Confidential Information, and a “Receiving Party” with respect to the Confidential Information of the other party.

5.2 Use and Non-Disclosure of Confidential Information. The Receiving Party will: (a) use the Disclosing Party’s Confidential Information solely for the purposes contemplated by this Agreement and for no other purpose without the prior written consent of the Disclosing Party; (b) not disclose the Disclosing Party’s Confidential Information to any third party without first obtaining the written consent of the Disclosing Party; and (c) protect the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care used to protect its own confidential and/or proprietary information from unauthorized use or disclosure, but in no event with less than reasonable care. The Receiving Party will be permitted to furnish and otherwise disclose the other party’s Confidential Information to those of its directors, officers, Affiliates, employees, agents, contractors, subcontractors, permitted assignees and agents who need to know such Confidential Information in connection with the performance of the Services or to accomplish the purposes of this Agreement, which purposes include, in the case of CymaBay, developing and seeking regulatory approval for its proprietary drugs that are the subject of any Services, provided that such personnel are bound by obligations of confidentiality and non- use with respect to such Confidential Information that are no less protective than those provided herein. In addition, CymaBay may disclose CRO Confidential Information to its actual and potential corporate partners, licensors, licensees, external advisors and bona fide investors as necessary so long as such parties are bound by obligations of confidentiality and non-use with respect to such Confidential Information that are no less protective than those provided herein. If the Receiving Party discloses the Disclosing Party’s Confidential Information to a third party with the Disclosing Party’s permission as permitted herein, the Receiving Party will use reasonable efforts to ensure that all Confidential Information disclosed to such third party is identified as confidential at the time of disclosure. The Receiving Party will cause all individuals and entities that receive the Disclosing Party’s Confidential Information from the Receiving Party to comply with the Receiving Party’s obligations of confidentiality and non-use under this Section 5.2, and the Receiving Party shall be liable to the Disclosing Party for any breach of such obligations by such individuals or entities, however, in the event that CRO is the Receiving Party, it will only be liable for those third parties deemed to be CRO Selected Subcontractors (as defined in Section 11.8 of this Agreement).

5.3 Exceptions to Confidential Information. The obligations of confidentiality set forth in Section 5.2 will not apply to that part of the Disclosing Party’s Confidential Information which the Receiving Party is able to demonstrate by competent proof:

(a)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)	later became part of the public domain through no act or omission of the Receiving Party; or

(d)	was disclosed to the Receiving Party without obligations of confidentiality with respect thereto, by a third party who had no obligation to the Disclosing Party not to disclose such information to others without restriction.

5.4 Disclosure Required by Law. The Receiving Party may disclose the Disclosing Party’s Confidential Information without violating the obligations of this Agreement to the extent that such disclosure is (a) required by a valid order of a court or other governmental body having jurisdiction, (b)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

required by applicable law or regulation, (c) necessary for filings with regulatory or governmental agencies including, without limitation, the U.S. Securities & Exchange Commission and the FDA, or (d) made in connection with prosecuting, defending, or providing testimony in litigation, provided that the Receiving Party provides the Disclosing Party with reasonable prior written notice of such disclosure when possible and makes a reasonable effort to limit the disclosure and maintain the confidentially of such Confidential Information, which may include filing such Confidential Information under seal or to obtain, or to assist the Disclosing Party in obtaining, a protective order or other appropriate remedy preventing or limiting the disclosure and/or requiring that the Disclosing Party’s Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, for which the order was issued, for the applicable regulatory or governmental filing, or for the applicable litigation.

5.5 Return of Confidential Information. At the Disclosing Party’s request, the Receiving Party will return all Confidential Information provided by the Disclosing Party in documentary form, or, at the Disclosing Party’s request, destroy all or such parts of the Disclosing Party’s Confidential Information as the Disclosing Party will direct, including any copies thereof made by the Receiving Party. Notwithstanding the foregoing, the Receiving Party may retain one copy of the Disclosing Party’s Confidential Information in its secure files solely for archival purposes and to meet its obligations under this Agreement and applicable laws and regulations, subject to the ongoing obligation to maintain the confidentiality of such information.

5.6 Remedy. Each party acknowledges that disclosure or distribution of the other’s Confidential Information or use of the information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy. Accordingly, the Disclosing Party hereunder may seek to enforce the provisions of this Agreement prohibiting disclosure or distribution of its Confidential Information or use thereof contrary to the provisions hereof in a court of competent jurisdiction, in addition to any and all other remedies available at law or in equity.

5.7 Privacy Laws. CRO will: (i) ensure that all individually identifiable data of clinical trial subjects obtained by CRO and its personnel in the course of providing Services will be handled in accordance with all applicable privacy laws, rules and regulations, and used and disclosed only for the purpose of the Project as outlined in the Protocol or to the extent permitted by authorizations/informed consents obtained from such subjects; (ii) require that all individually identifiable data of clinical trial subjects obtained from CRO in the course of providing Services will be handled by third parties in accordance with all applicable privacy laws, rules and regulations, and used and disclosed only for the purpose of the Project as outlined in the Protocol or to the extent permitted by authorizations/informed consents obtained from such subjects (iii) have technical and organizational measures in place and will maintain such measures to prevent unauthorized or unlawful processing, accidental loss or destruction of, or damage to such data; and (iv) securely store all Study data and records, including any case report forms (“CRFs”) and source documents that identify or link a clinical trial subject to a CRF.

6.	Intellectual Property.

6.1 No License. Each party agrees that neither party transfers to the other party by operation of this Agreement any patent right, copyright right, trademark right or other intellectual property right of such party, except as may be specifically provided herein.

6.2 CymaBay Property. CRO will promptly disclose to CymaBay all improvements, inventions, formulae, processes, techniques, work product, know-how and data (other than those deemed to be CRO Property), whether or not patentable, that are generated, conceived, discovered or reduced to practice by CRO, its Affiliates, or their respective employees, agents, subcontractors or contractors, whether solely or jointly with other (including CymaBay) arising out of the performance of the Services

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

under this Agreement that: [*] (collectively, “Inventions”). All Inventions and all deliverables will be the sole and exclusive property of CymaBay and will be CymaBay Confidential Information; provided, however, that the term “Inventions” does not include CRO Property (as such term is defined in Section 6.3). CRO hereby assigns and transfers to CymaBay all of CRO’s right, title and interest in any and all Inventions. CRO will, and will cause its Affiliates and any individual or entity that performed any Services on its behalf hereunder to, take, at CymaBay’s request and expense, all further acts reasonably required to convey full title in the Inventions to CymaBay and for CymaBay to apply for, secure, and maintain patent or other proprietary protection of such Inventions.

6.3 CRO Property. “CRO Property” means inventions, processes, technology, know-how, trade secrets, improvements, and other assets (including, without limitation, those related to data collection processes, data management processes, laboratory analyses procedures and techniques, analytical methods, procedures and techniques, computer technical expertise and software (including codes)) that have been independently developed by CRO without the benefit of or any access to any information provided by or on behalf of CymaBay and that [*]. All CRO Property is the sole and exclusive property of CRO, and will be CRO Confidential Information. To the extent that any CRO Property is incorporated into any Project data or any other deliverable under a Work Order, or is needed for CymaBay to make full use of the Project data or any other such deliverable, CRO hereby grants to CymaBay a non-exclusive, perpetual, fully-paid up, transferrable, irrevocable, worldwide license to use such CRO Property in connection with the Project, the drug that is the subject of the Project, the Project data, any deliverables under the Work Order, or otherwise to make full use of the Project data or any deliverables under this Agreement.

7.	Representations and Warranties.

7.1 Mutual Representations and Warranties. Each of the parties represents and warrants to the other that: (a) it is a corporation duly incorporated, validly existing and in good standing; (b) it has taken all necessary actions on its part to authorize the execution, delivery and performance of the obligations undertaken in this Agreement, and that no other corporate actions are necessary with respect thereto; (c) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement; (d) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with this Agreement’s terms; and (e) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for it to perform its obligations under this Agreement.

7.2 Representations and Covenants. CRO hereby further represents and covenants as follows:

(a) the terms of this Agreement are not inconsistent with its other contractual arrangements, and it will not enter into any other agreements which would interfere with or prevent performance of the obligations described herein;

(b) it will perform its obligations hereunder in accordance with the current industry standards, the terms of this Agreement and any Work Order issued hereunder;

(c) each subcontractor of CRO has executed an agreement with CRO providing that all inventions conceived or reduced to practice while providing services for CRO will be owned by CRO, and that all confidential information of CRO and of CRO’s customers will be maintained in confidence and not used or disclosed to third parties except as agreed in advance in writing; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(d) neither it nor any of its Affiliates, employees, agents or representatives that perform Services will pay any fees to a physician for the referral of clinical trial subjects.

7.3 Representations and Warranties. CRO hereby further represents and warrants as follows:

(a) all of its Affiliates, employees, agents, or representatives that perform Services possess valid and effective licenses, certificates or other applicable permits from all applicable governmental regulatory authorities (“Regulatory Authorities”) that are legally required for conducting the Services, and they do not have knowledge that any Regulatory Authority is in the process of actually limiting, suspending, modifying or revoking any such applicable license, certificate or permit. If it is discovered that during the course of providing Services hereunder that any such license, certificate or permit is suspended or revoked during the term of this Agreement, CRO will promptly notify CymaBay in writing;

(b) each employee of CRO has executed an agreement with CRO providing that all inventions conceived or reduced to practice while providing services for CRO will be owned by CRO, and that all confidential information of CRO and of CRO’s customers will be maintained in confidence and not used or disclosed to third parties except as agreed in advance in writing;

(c) neither CRO nor any of its affiliates: (1) has ever been debarred or convicted of a crime for which a person or entity can be debarred under 21 U.S.C. § 335a; (2) has ever been excluded by the Office of Inspector General (“OIG”) or other government entity; or (3) to the best of CRO’s knowledge, is currently or is threatened to be under investigation by any Regulatory Authority that could lead to that party becoming a debarred person or entity as defined by 21 U.S.C. § 335 (a) or (b) or excluded by the OIG or other government entity under any other applicable laws or regulations, provided that CRO will not be liable for a breach of this warranty if CRO relies on information received from the FDA or other comparable regulatory or governing body outside the United States responsible for reporting of such information which is inaccurate or otherwise incorrect. CRO agrees to provide written certification to CymaBay that it has not used the services of any debarred or excluded person or entity in any capacity to perform Services if such certification is requested by CymaBay in connection with any certification regarding debarment or exclusion that CymaBay may make to the FDA or any other Regulatory Authority in connection with an investigational drug that was the subject of a Project;

(d) it will not (i) employ, contract with, or retain any person or entity directly or indirectly to perform the Services if such a person or entity is presently debarred by the FDA or any other regulatory authority pursuant to 21 U.S.C. § 335a or any other laws or regulations, provided that CRO will not be liable for a breach of this warranty if CRO relies on information received from the FDA or other comparable regulatory or governing body outside the United States responsible for reporting of such information which is inaccurate or otherwise incorrect, or (ii) knowingly, upon diligent inquiry, employ, contract with, or retain any person or entity directly or indirectly to perform the Services if such a person or entity is under investigation for debarment by the FDA or any other regulatory authority pursuant to 21 U.S.C. § 335a or any other laws or regulations. In addition, CRO represents and warrants that, to the best of its knowledge, it has not engaged in any conduct or activity that could lead to debarment actions. If, during the term of this Agreement, CRO discovers or receives notice that it or any person or entity employed or retained by it to perform the Services (A) has come under investigation by the FDA or any non-United States regulatory authority for a debarment action, or (B) is debarred, CRO will notify CymaBay of same within two (2) business days, and CymaBay will have the right to immediately terminate this Agreement and any ongoing Work Orders upon written notice.

7.4 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER CYMABAY NOR CRO MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.	Publication.

CRO may not publish any articles or make any presentations relating to the Services provided to CymaBay hereunder with respect to a Project or referring to data, information or materials generated as part of the Services without the prior written consent of CymaBay.

9.	Indemnification.

9.1 CymaBay Indemnity. CymaBay will indemnify, defend and hold harmless CRO and CRO’s employees, Affiliates, directors, officers, CRO Selected Subcontractors (as defined in Section 11.8), permitted subcontractors and agents (collectively, the “CRO Indemnitees”) from and against any and all damages, liabilities, losses, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorney’s fees, expert witness and court costs (collectively, “Losses”), incurred in connection with any claim, demand, action, or proceeding brought by a third party (each, a “Claim”) arising from [*]; provided however, that CymaBay will have no obligation of indemnity hereunder with respect to a Claim to the extent that such Claim arises from [*].

9.2 CRO Indemnity. CRO will indemnify, defend, and hold harmless CymaBay and CymaBay’s employees, Affiliates, directors, officers, and agents (collectively, the “CymaBay Indemnitees”) from and against any and all Losses incurred in connection with any Claim arising from [*]; provided, however, that CRO will have no obligation of indemnity hereunder with respect to any Claim to the extent that such Claim arises from [*].

9.3 Indemnification Procedure. Each party’s agreement to indemnify, defend, and hold harmless the other party and its respective indemnitees is conditioned upon the indemnified party: (a) providing written notice to the indemnifying party of any claim, demand, or action arising out of the indemnified activities within thirty (30) days after the indemnified party has knowledge of such claim, demand, or action; provided that any failure on the part of an indemnified party to notify the indemnifying party of receipt of notice of a claim will relieve the notified party of its obligation to indemnify the notifying party for such claim under this Agreement only to the extent that the notified party has been prejudiced by the lack of timely and adequate notice; (b) permitting the indemnifying party to assume full responsibility and authority to investigate, prepare for, settle, and defend against any such claim, demand, or action; (c) assisting the indemnifying party, at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim, demand, or action; and (d) not compromising or settling such claim, demand, or action without the indemnifying party’s written consent. The indemnifying party shall not settle a claim or lawsuit for which it is providing indemnification hereunder in a manner that requires the admission of fault by the indemnified party without the indemnified party’s written consent.

9.4 Insurance. For the duration of this Agreement, each party will maintain commercial general liability insurance, errors and omissions insurance (CRO only) and products liability/clinical trial insurance (CymaBay only) in an adequate amount within industry standards to cover its obligations hereunder, with amounts of insurance to be specified in the applicable Work Order. Insurance should be placed with carriers with an A.M. Best ratings of at least “A, VIII” and will have an effective date retroactive to the date any Services are performed and will be maintained for a commercially reasonable period after termination or completion of the applicable Work Order. Upon request, each party will provide the other party with a certificate of insurance evidencing such coverage it being understood that neither party’s liability shall be limited to that which is recoverable by insurance. Each party will provide

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

the other party with written notice of cancellation or of a material adverse change in the policy or policies of insurance required pursuant to this Section 9.4 within two (2) business days of such party becoming aware of such cancellation or material adverse change. CRO also agrees that it will maintain, at its own expense, workers’ compensation insurance in the amount required by the laws of the state in which CRO’s employees are located. CymaBay specifically represents and warrants that its insurance (i) does not have an exclusion for the investigational product that is the subject of the applicable Project, (ii) covers the Study which is the subject of this Agreement or any Work Order and (iii) where Services are performed under the jurisdiction of the Medicines and Healthcare products Regulatory Agency (MHRA), has no exclusions that would impede a patient from making a claim against the policy and will provide a Certification of Insurance showing evidence of such declaration.

9.5 Limitation of Liability. In no event will either party be entitled to, nor shall either party be liable for, whether in contract or in tort, any incidental, indirect, special or consequential damages (including lost profits) arising in connection with this Agreement. In addition, in no event shall the liability of either party arising out of this Agreement exceed two times the total Budget (but excluding Pass-Through Costs) set forth in the Work Order from which such liability arose. However, the foregoing limitation of liability and exclusion of damages recoverable shall not (i) apply to breaches of confidentiality obligations under Section 5, [*], (ii) limit in any way a party’s indemnification obligations with respect to third-party claims under Sections 9.1 or 9.2, as applicable, or (iii) apply to limit a party’s liability and exclude the damages recoverable from a party if such party has engaged in willful misconduct.

10.	Record Storage; Inspections.

10.1 Record Maintenance During Project. During the term of this Agreement, CRO will maintain all materials and all other data obtained or generated by CRO in the course of providing the Services hereunder, including all computerized records and files (collectively, “Records”) as required by the applicable Protocol, this Agreement and all applicable laws and regulations. CRO will cooperate with any reasonable internal review or audit by CymaBay and make available to CymaBay for examination and duplication, during normal business hours and at mutually agreeable times, all Records. Unless such audits are resulting from the acts or omissions of CRO, audits shall be limited to one audit per twelve- month period per Project at no-cost to CymaBay. Additional audits shall be at CymaBay’s expense. CymaBay will provide CRO with a minimum of [*] days advance notice of its intention to conduct such audit in order for CRO to facilitate the availability of appropriate staff. All Records will be CymaBay Confidential Information according to the terms contained in Section 5 of this Agreement. CRO will maintain all Records, including all computerized records and files, in a secure area reasonably protected from fire and theft. It will also take all reasonable steps to ensure that any clinical trial subject identifying or protected health information contained in the Records is secure and that no individuals or entities are able to gain access to such information while under CRO’s custody or control.

10.2 Record Maintenance After Expiration or Termination. Upon the expiration or termination of this Agreement, all Records will be retained by CRO for the period of time required by applicable law. Thereafter, at CymaBay’s option, the Records will be either (a) delivered to the location designated by CymaBay at CymaBay’s expense, or (b) disposed of at CymaBay’s expense. In no event will CRO dispose of Records without first giving CymaBay [*] days’ prior written notice of its intent to dispose of the Records and, if CymaBay so requests, CRO will transfer such Records to CymaBay at CymaBay’s expense. CRO will be entitled at its sole expense to retain copies of the Records reasonably necessary for regulatory purposes or to demonstrate the satisfaction of its obligations hereunder, all subject to the confidentiality obligations set forth in Section 5.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10.3 Regulatory Inspections. Upon request by any properly authorized representative of any Regulatory Authority of appropriate jurisdiction to have access to or verify any record, report, documentation or data relating to a Project, Services, a Work Order, or otherwise relating to CymaBay in the possession, custody or control of CRO, CRO will promptly notify CymaBay and will arrange access by such Regulatory Authority to CRO to the extent legally required for the purposes of verifying and/or copying any record, report, documentation or data pertaining to the a Study or Work Order. In the event that a Regulatory Authority conducts an inspection of CRO specifically related to a Study (and such Study is not selected for audit as part of a routine inspection by a Regulatory Authority of CRO’s performance of contract research organization activities), CymaBay will reimburse CRO’s reasonable costs, on a time and materials basis, incurred in connection with hosting and responding to any such inspection (including any preparation, participation, follow-up and resolution of findings) up to a maximum amount of [*], except that CymaBay will not reimburse CRO for [*]. Upon notification of an impending inspection or audit by the FDA or any other Regulatory Authority at CRO’s premises, CRO will promptly notify CymaBay and will follow up with written notification of such inspection or audit. Unless prohibited by the applicable Regulatory Authority, and where appropriate, CymaBay will have the right, but not the obligation, to be present at any such inspection or audit and to review and comment on any responses required. CRO will provide CymaBay with monthly updates and summaries of such inspection or audit, will forward CymaBay copies of correspondence from any Regulatory Authority, and will provide CymaBay with a copy of any written correspondence to such Regulatory Authority for CymaBay’s input prior to submitting it to such Regulatory Authority, except that CRO may redact from such copy any information therein that would, if disclosed, violate any of CRO’s confidentiality obligations to third parties. CRO will promptly take steps necessary to correct any deficiencies noted by a Regulatory Authority during an inspection or audit at no cost to CymaBay, if such deficiencies are the result of CRO’s performance.

10.4 Audits. CymaBay and/or its designee will have the right, at reasonable times during CRO’s normal business hours, to examine (in electronic form) CRO’s standard operating procedures, CRO’s facilities where Services are performed, and Records (other than financial records relating to the Services, which are subject to audit by CymaBay in accordance with Section 2.7 rather than this Section 10.4) to confirm that the Services are being performed in accordance with this Agreement, the relevant Work Orders, the relevant Protocol, ICH-GCP, and applicable laws and regulations. Audits conducted under this Section 10.4 shall be conducted in accordance with the terms as specified under Section 10.1 of this Agreement. CRO will provide reasonable assistance, including making available members of its staff, to facilitate such inspections and audits. CRO will promptly take all steps necessary to correct any deficiencies noted by CymaBay during an inspection or audit at no additional cost to CymaBay.

11.	Miscellaneous.

11.1 Independent Contractor Relationship. The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and will not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither party will have any right, power or authority to bind or obligate the other, nor will either hold itself out as having such right, power or authority. Except in the case of CRO Selected Subcontractors (as defined below in Section II.8), any third party subcontractors (including but not limited to consultants, vendors, hospitals, laboratories, pharmacists, investigators, and/or institutions) performing any part of the Services shall be independent contractors exercising independent judgment, and shall not be deemed to be employees, subcontractors, and/or agents of CRO; and under no circumstance shall CRO be responsible for the conduct of, or the independent or medical judgment, of any such third party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.2 Use of Name. Except as required by valid order of a court or other governmental body having competent jurisdiction, or by applicable law, neither party will use the name or trademark of the other party in any advertising, sales promotional material, including its website, or press release without the prior written consent of the other party. Notwithstanding the foregoing, either party may use the name of the other party without such party’s prior written consent to the extent necessary for (a) filings with regulatory or governmental agencies including, without limitation, the U.S. Securities & Exchange Commission or the FDA, (b) filing, prosecuting, or maintaining patent applications or patents relating to an Invention assigned to such party pursuant to the provisions of Section 6, (c) in connection with litigation, or (d) performing its obligations or exercising its rights under this Agreement.

11.3 Force Majeure. If either party will be delayed or hindered in or prevented from the performance of any act required hereunder by reason of disasters, floods, fire, earthquakes, pandemics, accidents or other casualty, civil disorder, terrorist acts and/or threats of terrorism, acts of foreign enemies, curtailment of transportation services, strike, lockouts, labor troubles, restrictive governmental or judicial orders or decrees, government retaliation against foreign enemies, riots, insurrection, war, threats of war, acts of God, inclement weather or other reason or cause reasonably beyond such party’s control (each a “Force Majeure”), then performance of such act will be excused for the period of such Force Majeure. However, Force Majeure shall not include strikes, labor disputes, or work stoppages involving a party’s employees or agents. Any timelines affected by a Force Majeure will be extended for a period equal to that of the Force Majeure. The party incurring the Force Majeure will provide notice to the other of the commencement and termination of the Force Majeure, and will take reasonable, diligent efforts to remove the condition constituting such Force Majeure or to avoid its affects so as to resume performance as soon as practicable. Either party may suspend, or partially perform its obligations under this Agreement, without liability or further obligation, by written notice to the other party if such obligations are delayed, prevented, or frustrated by any of the above events, or similar events or occurrences, to the extent such events or occurrences are beyond the reasonable control of the party whose reasonable performance is prevented, made impracticable, or partially curtailed; provided, however, that CymaBay must perform its obligations to pay for all CRO uncancelable expenses incurred as a result of a Force Majeure event so long as CRO uses diligent efforts to cancel or otherwise reduce the amount of such expenses. If a Force Majeure continues for [*] days, either party may terminate the Work Orders affected by such Force Majeure upon written notice to the other party.

11.4 Notices. Any consent, notice, or report required or permitted to be given or made under this Agreement by one of the parties to the other will be in writing and will be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission or electronic confirmation by sender from the transmitting facsimile machine; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Such consent, notice, or report will be addressed to such other party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addressor in accordance with the requirements of this Section 11.4, and will be effective upon receipt by the addressee.

If to CymaBay:

For Communications:

Patrick Omara

CymaBay Therapeutics, Inc.

7999 Gateway Blvd., Ste. 130

Newark, CA 94560

Phone: 510-293-8828

Facsimile: 510-293-6853

pomara@cymabay.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

For Accounts Payable:

Accounts Payable

7999 Gateway Blvd., Ste. 130

Newark, CA 94560

Phone: 510-293-8831

Facsimile: 510-293-8838

vyung@cymabay.com

If to CRO:

Sponsor Contracts Management

INC Research, LLC

3201 Beechleaf Court

Suite 600

Raleigh, NC 27604-1547

Phone: 919-876-9300

Facsimile: 919-882-0425

11.5 Severance. If any one or more provisions of this Agreement is found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties’ original intent. The parties will make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

11.6 Waiver. Waiver or forbearance by either party hereto of any of its rights under this Agreement or applicable law in any one or more instances must be in writing and signed by the waiving party and will not be deemed to constitute a waiver or forbearance of any other right or a further or continuing waiver of such rights.

11.7 Amendments. No amendment, change or modification to this Agreement or any Work Orders will be effective unless in writing and executed by the parties hereto.

11.8 Assignment and Subcontracting. This Agreement and all Work Orders may not be assigned by CRO without CymaBay’s prior written consent. CRO will not subcontract any of the Services to be performed by it without CymaBay’s prior written consent, such consent not to be unreasonably withheld. For clarity, INC Research’s Affiliates will have the right to perform any Services under this Agreement or the applicable Work Order and are bound by the terms and conditions of this Agreement. INC Research is responsible for the performance of any Services under this Agreement by its Affiliates, and shall be liable to CymaBay for any breach of CRO’s obligations hereunder by INC Research’s Affiliates and CymaBay may proceed directly against INC Research for a breach of any of CRO’s obligations hereunder by an Affiliate. CRO will require that any such permitted third party subcontractor performing Services will, at a minimum, be bound by obligations with respect to ownership and allocation of intellectual property rights and obligations of confidentiality with respect to CymaBay Confidential Information that are consistent with the intent and terms of this Agreement. In addition, CRO will include in all of its agreements with subcontractors which will be executed as a direct result of this agreement and relate to the performance of Services on behalf of CymaBay only (i.e. a stand alone

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

service contract, not otherwise under the terms of a previously executed Master Service Agreement or any other such governing framework agreement), a provision that CymaBay is a third party beneficiary of such agreements with the right to enforce the provisions thereof. At the time that it seeks consent from CymaBay to subcontract Services, CRO will notify CymaBay if it is not able to include a third party beneficiary provision in its agreement with the subcontractor so that CymaBay may consider whether it wishes to contract with such subcontractor directly. CRO will remain liable for the performance of any of its obligations hereunder that it delegates to any subcontractor selected by CRO at its sole discretion and who are not otherwise mandated for participation in the Services by CymaBay (“CRO Selected Subcontractors”), and CymaBay may proceed directly against CRO for a breach of any of CRO’s obligations hereunder by a CRO Selected Subcontractor.

11.9 Governing Law; Arbitration. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach, or termination of this Agreement and any remedies relating thereto, will be governed by and construed under the substantive laws of the State of New York without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction. Any controversy between the parties in connection with this Agreement, or the breach thereof, which cannot be resolved by mutual agreement will be submitted to final and binding arbitration before a panel of three neutral arbitrators, except that the arbitration award may be appealed by a party in the event of an error of law. The arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrators will be selected within ten (10) business days of commencement of the arbitration from the AAA’s National Roster of Arbitrators pursuant to agreement or through selection procedures administered by the AAA. Each party will bear its own costs in connection with any of the remedial actions as set forth in this section. The arbitration shall be held in a mutually agreed neutral setting and shall apply the substantive law of New York, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.

11.10 Construction; Headings. No provision of this Agreement will be interpreted against any party because that party or its legal counsel drafted the provision. The tides and headings of the Sections of this Agreement are for convenience only and are not intended to confer a separate legal obligation under the Agreement.

11.11 Counterparts and Facsimile Signatures. This Agreement, and any subsequent amendment(s), may be executed in counterparts and the counterparts, together, will constitute a single agreement. A facsimile transmission of this signed Agreement or a Work Order bearing a signature on behalf of a party will be legal and binding on such party.

11.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes, as of the Effective Date, all prior negotiations, representations or agreements, either written or oral, with respect to the subject matter hereof.

11.13 Foreign Corrupt Practices Act Compliance. CRO hereby represents and warrants that neither it nor any of its Affiliates or personnel performing any Services will make any payments or gifts to foreign governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person in connection with the performance of Services. Accordingly, CRO agrees that no portion of monies paid or payable in connection with this Agreement, nor any other item of value, will, directly or indirectly, be paid, received, transferred, loaned, offered, promised or furnished to, or for the use of, any officer or employee of any foreign government department, agency, instrumentality or corporation thereof, or any political party or any official of such party or candidate for office, or any

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

person acting for or on behalf of any of the foregoing, for the purpose of (a) inducing the recipient to misuse his or her official position to direct business wrongfully to CymaBay, CRO, or any other person, (b) influencing any act or decision of an official in his or her official capacity, including to obtain approvals for the conduct of CymaBay’s clinical studies, (c) inducing an official to do or omit to do any act in violation of his or her lawful duty, (d) obtaining any improper advantage, or (e) inducing a foreign official to use his or her influence improperly to affect or influence any act or decision. Each party hereby warrants that it is in compliance with the Foreign Corrupt Practices Act of 1977, as amended and/or all other applicable anti-bribery laws or regulations. A breach of this warranty will allow the non- breaching party to immediately terminate this Agreement upon written notice.

11.14 Fraud. CRO will promptly notify CymaBay in writing if it obtains information that any person has, or may have, engaged in the falsification of data (i.e., creating, altering, recording or omitting data in such a way that the data do not represent what actually occurred) in reporting the results of, or in the course of performing, recording, supervising or reviewing, a Project conducted under a Work Order.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by their duly authorized officers as of the Effective Date.

CYMABAY THERAPEUTICS, INC.		INC RESEARCH, LLC

By:	/s/ Harold Van Wart	By:	/s/ Andrew I. Shaw

Name:	Harold Van Wart	Name:	Andrew I. Shaw, Esq.

Title:	President & CEO	Title:	Senior Corporate Counsel

Date:	2/17/14	Date:	14 Feb. 2014

INC RESEARCH, LLC

		By:	/s/ Karen Turner

		Name:	Karen Turner

		Title:	VP Global Business Finance

		Date:	14 Feb. 2014

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

WORK ORDER

INC Research Project # 1001660

Protocol # CB102-21425

This Work Order (hereinafter “Work Order”) is between CymaBay Therapeutics, Inc. (hereinafter “Sponsor”) and INC Research, LLC (hereinafter “INC Research”) and relates to the Master Services Agreement effective as of February 17, 2014 (the “Master Services Agreement”), which expressly incorporates this Work Order hereto by reference into the Master Services Agreement. Pursuant to the Master Services Agreement, INC Research has agreed to perform certain services in accordance with written work orders, such as this one, entered into from time to time describing such services.

This document constitutes a Work Order under the Master Services Agreement and this Work Order and the Services contemplated herein are subject to the terms and provisions of the Master Services Agreement. Initially capitalized terms used herein will have the meanings ascribed thereto in the Master Services Agreement unless otherwise defined herein.

1.	SERVICES: INC Research will render the services (hereinafter “Services”) specified in Attachment A to this Work Order with respect to the Project described below:

Phase 2B Study under Protocol #CB102-21425 Entitled, “A Randomized, Double

Blinded, Active and Placebo-Controlled Study to Evaluate the Efficacy and Safety

of Arhalofenate for Preventing Flares and Reducing serum Uric Acid in Gout

Patients”

2.	PROJECT SCHEDULE: The major project milestones and target dates are described in Attachment B to this Work Order. Both parties agree that the Project Schedule is a reasonable schedule for the Services to be performed and will put forth all reasonable efforts to comply with these dates.

3.	COMPENSATION AND EXPENSES: Sponsor shall pay the Direct Fees and Pass-Through Costs for INC Research’s Services in accordance with the Project Budget and Payment Schedule provided in Attachment C of this Work Order, and if applicable, any taxes or duties incurred by INC Research in accordance with Section 2.6 of the Master Services Agreement.

4.	NOTICES AND PAYMENTS: All communications, notices and payments required under this Work Order shall be mailed by first class mail, postage prepaid, or by overnight carriers, to the respective parties at the addresses set forth below, or to such other addresses as the parties may from time to time specify in writing.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	1

If to Sponsor:

For Communications:	Patrick O’Mara CymaBay Therapeutics, Inc. 7999 Gateway Blvd., Ste. 130 Newark, CA 94560 Phone: 510-293-8828 Facsimile. 510-293-6853 pomara@cymabay.com

For Accounts Payable:	Accounts Payable 7999 Gateway Blvd., Ste. 130 Newark, CA 94545 Phone: 510-293-8831 Facsimile: 510-293-8838 vyung@cymabay.com
If to INC Research:

For Communications:	Sponsor Contracts Management INC Research, LLC 3201 Beechleaf Court Suite 600 Raleigh, NC 27604-1547 Phone: 919-876-9300 Facsimile: 919-882-0425
For Payments (Via ACH or wire):

Beneficiary Account Name:	INC Research, LLC
Beneficiary Account #:	[*]
Beneficiary Bank:	[*]
Beneficiary Bank Address:	[*]
[*]

ABA routing number
(ACH / domestic wire):	[*]
SWIFT (international wire):	[*]

Federal Tax ID No.:	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	2

5.	TRANSFER OF OBLIGATIONS: Sponsor transfers the responsibilities pertaining to the Study to INC Research as indicated in Attachment A, Services, and as further defined in Attachment D, Transfer of Obligations.

6.	KEY PERSONNEL: The following individuals are Key Personnel for the Project, as specified in Section 4 of the Master Services Agreement:

— [*]

7.	INSURANCE: For the duration of this Work Order and in accordance with Section 9.4 of the Master Services Agreement, each party will maintain the following insurance coverages:

(a)	CRO will maintain errors and omissions liability insurance in an amount no less than [*].

(b)	CymaBay will maintain products liability/clinical trial insurance in an amount to be the greater of (i) the local statutory requirement in the country/region that the Services are being performed or (ii) [*].

8.	LETTER AGREEMENT: The parties hereby acknowledge and agree that all services performed by INC Research under the letter agreement entered into between INC Research and Sponsor dated January 2, 2014 as amended (the “Letter Agreement”) shall be deemed to be Services hereunder, and the terms of this Work Order and the Master Services Agreement shall apply to all Services and other obligations performed by the parties under the Letter Agreement.

Signatures on following page

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	3

IN WITNESS WHEREOF, the undersigned have caused this Work Order to be executed by a duly authorized individual on behalf of each requisite party effective as of the day and year last written below. In the event that the parties execute this Work Order by exchange of electronically signed copies or facsimile signed copies, the parties agree that, upon being signed by both parties, this Work Order shall become effective and binding and that facsimile copies and/or electronic signatures will constitute evidence of the existence of this Work Order with the expectation that original documents may later be exchanged in good faith. Thereafter, the parties agree that in connection with request for information that either party may need from the other related to the Services provided hereunder, both parties expressly permit communication via facsimile to the extent allowed by applicable laws and regulations to be disseminated in that manner.

CymaBay Therapeutics, Inc.

By:	/s/ Harold Van Wart

Name:	Harold Van Wart

Title:	President & CEO

Date:	February 20, 2014

INC Research, LLC		INC Research, LLC

By:	/s/ Andrew I. Shaw	By:	/s/ Karen Turner

Name:	Andrew I. Shaw, Esq.	Name:	Karen Turner

Title:	Senior Corporate Counsel	Title:	VP Global Business Finance

Date:	February 20, 2014	Date:	February 20, 2014

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	4

ATTACHMENT A

Services

Project Specifications - Full Study
[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	5

Services Checklist
X=Responsibility (Primary); (X)=Responsibility (Secondary); A=Approve; R=Review; NA=Not Applicable
Activity	Sponsor	INC Research	Comments
[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	6

ATTACHMENT B

Project Schedule

Project Timeline/Activities- Full Study (DBL & OLE)
Project Milestones	Duration	Start Date	End Date
[*]	[*]	[*]	[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	7

ATTACHMENT C

Project Budget and Payment Schedule

INC Research Estimated Project Costs	Unit Type	Number of Units	Cost per Unit USD ($)	Total Cost USD ($)
[*]	[*]	[*]	[*]	[*]

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	8

ATTACHMENT D

Transfer of Obligations

As set forth in 21CFR§312, and as indicated by this completed and signed Work Order, the following regulatory responsibilities shall, upon mutually binding agreement between the relative Sponsor and INC Research and/or as memorialized by execution of the Work Order to which this Attachment D is attached be transferred from Sponsor to INC Research in accordance with 21CFR § 312.52. Any and all regulatory responsibilities not specifically transferred to INC Research by this Transfer of Obligations remain the regulatory responsibilities of the Sponsor. However, the assignment of responsibility does not preclude either the Sponsor or INC Research from participating in, or assisting with, the fulfillment of any of the requirements of the CFR by the responsible party.

Description of Responsibility	21CFR§312		Responsibility
			Assigned to INC Research		Retained by Sponsor
[*]	[	*]	[	*]	[	*]

Signatures on following page

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	9

IN WITNESS WHEREOF, the undersigned have caused this Work Order to be executed by a duly authorized individual on behalf of each requisite party effective as of the day and year last written below. In the event that the parties execute this Work Order by exchange of electronically signed copies or facsimile signed copies, the parties agree that, upon being signed by both parties, this Work Order shall become effective and binding and that facsimile copies and/or electronic signatures will constitute evidence of the existence of this Work Order with the expectation that original documents may later be exchanged in good faith. Thereafter, the parties agree that in connection with request for information that either party may need from the other related to the Services provided hereunder, both parties expressly permit communication via facsimile to the extent allowed by applicable laws and regulations to be disseminated in that manner

INC Research, LLC		CymaBay Therapeutics, Inc.

By:	/s/ Andrew I. Shaw	By:	/s/Harold Van Wart

Name:	Andrew I. Shaw, Esq.	Name:	Harold Van Wart

Title:	Senior Corporate Counsel	Title:	President & CEO

Date:	February 20, 2014	Date:	February 20, 2014

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	10

ATTACHMENT E

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

INC RESEARCH, LLC

CymaBay Therapeutics, Inc. Work Order	11